Exhibit 99.1

Contact:	Paul Wirth, 610-774-5997
PPL Electric Utilities

New PPL Electric Utilities Rates Will Fund More Work to Cut Outages

Even with increase, residential electric bills will be lower

ALLENTOWN, Pa. (Nov. 19, 2015) -- The PPL Electric Utilities delivery rate increase approved Thursday (11/19) by the Pennsylvania Public Utility Commission paves the way for customers to have even more reliable electric service.

Average customer electric bills are expected to be lower – even after the increase – because of a recent reduction in the price to compare.

“We are in the midst of monumental improvements in the quality of service for our customers,” said Greg Dudkin, PPL Electric Utilities president. “We have plans to reduce the number and duration of power outages even further, providing our customers with reliability that compares to the best electric companies in the nation.”

When the delivery charge increase approved by the PUC takes effect, a residential customer using 1,000 kilowatt-hours per month who does not shop for electricity supply would have an electric bill of about $138 per month – more than $9 lower than the current average bill of about $147.

Customers who shop for their energy supply can save even more.

PPL Electric Utilities plans to spend about $5 billion during the next five years to renew, strengthen and modernize its electricity delivery network.

The company will continue to invest in smart grid technology, new power lines and substations, more effective tree trimming and stronger poles and wires – all aimed at preventing outages from storms and other causes. These investments are paying off for customers:

•                     Customers now have 20 percent fewer outages than they did in 2007.

•                     Reliability is expected to improve by at least another 20 percent in the next five years because of additional investments.

•                     Tree-related power outages are down 18 percent compared to the average of the previous 10 years. Trees are the biggest cause of power outages in storms.

•                     In the first half of 2015, nearly 200,000 power outages were prevented because of work PPL is doing to improve its system.

“Our 2,300 employees are finding new ways every day to improve service to customers,” Dudkin said. “And at the same time, we are focused on operating more efficiently to make sure electric service from PPL remains a good value for our customers.”

The delivery charge increase will take effect on Jan. 1, 2016.

PPL Electric Utilities provides electric delivery service to more than 1.4 million homes and businesses in Pennsylvania and ranks among the best utility companies in the country for customer service and reliability. With 2,300 employees, PPL Electric Utilities is a major employer in the communities it serves. It is a subsidiary of PPL Corporation (NYSE: PPL). For more information, visit www.pplelectric.com.

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